Exhibit 23.02
CONSENT OF CURCIO WEBB
     We hereby consent to the reference to our firm, Curcio Webb, LLC, under the heading “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Employee Benefits” in the Annual Report on Form 10-K of Diamond Foods, Inc. (“Diamond”“) for the year ended July 31, 2007, and to the incorporation by reference of that reference to our firm into the following Registration Statements of Diamond and any amendments thereto:

Form	Registration Number	Description
S-8	333-140066	Securities to be offered to employees in employee benefit plans
S-8	333-126743	Securities to be offered to employees in employee benefit plans
CURCIO WEBB, LLC

By:	/s/ Gordon E. Webb Name: Gordon E. Webb
Title: Member and Consulting Actuary
Date: November 28, 2007